EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Quarter Ended September 29, 2018

CONCORD, Mass., Dec. 10, 2018 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the fiscal year and quarter ended September 29, 2018. For the quarter ended September 29, 2018, the Company reported net income of $228,000, or $0.12 per share, on revenue of $1,717,000, compared to a net loss of $(518,000), or $(0.28) per share, on revenue of $1,125,000 for the quarter ended September 30, 2017. For the year ended September 29, 2018, the Company reported net income of $105,000, or $0.06 per share, on revenue of $5,307,000, compared to a net loss of $(1,429,000), or $(0.78) per share, on revenue of $4,209,000 for the year ended September 30, 2017.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “The Company experienced a return to profitability in fiscal year 2018.  While expected major domestic and international contracts did not materialize during the fiscal year due to long government procurement cycles, the Company did complete delivery of several foreign and domestic contracts for its DSP 9000/HSE 6000 radio encryption products.  It also provided significant engineering services under contracts received in the first quarter of fiscal 2017 and an additional contract received in the third quarter of fiscal 2018.

Offering high-end custom cryptographic services and solutions is an established market niche for the Company and we believe an important competitive differentiator. In fiscal 2018, custom TCC equipment and services continued to provide recurring revenue opportunities within the Company’s established government systems product line; such equipment sales consisted primarily of the DSP 9000/HSE 6000 radio encryption and digital encryption CX7211 products, along with custom solution engineering services.

The market for high-end communications security systems is competitive and subject to long government procurement cycles, unpredictable order fulfillment lead times and fluctuating market conditions. While TCC has a pipeline of potential contracts and initiatives in development, the timing and outcome of these potential contracts is unknown. As such, in fiscal 2018, TCC continued to closely monitor and reduce operating expenses as appropriate, while strategically investing in business development efforts.”

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended December 30, 2017, March 31, 2018 and June 30, 2018 and its Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the Commission and the “Risk Factors” section included therein.

Technical Communications Corporation
Condensed consolidated statements of operations
	Quarter Ended
	09/29/2018	09/30/2017
	(Unaudited)	(derived from audited
		financial statements)
Net sales	$ 1,717,000	$ 1,125,000
Gross profit	836,000	162,000
S, G & A expense	481,000	476,000
Product development costs	132,000	206,000
Operating income (loss)	223,000	(520,000)
Net income (loss)	228,000	(518,000)
Net income (loss) per share:
Basic	$ 0.12	$ (0.28)
Diluted	$ 0.12	$ (0.28)

	Year Ended
	09/29/2018	09/30/2017
	(Unaudited)	(derived from audited
		financial statements)
Net sales	$ 5,307,000	$ 4,209,000
Gross profit	2,636,000	2,291,000
S, G & A expense	1,994,000	2,145,000
Product development costs	547,000	1,584,000
Operating income (loss)	95,000	(1,438,000)
Net income (loss)	105,000	(1,429,000)
Net income (loss) per share:
Basic	$ 0.06	$ (0.78)
Diluted	$ 0.06	$ (0.78)

Condensed consolidated balance sheets
	09/29/2018	09/30/2017
	(Unaudited)	(derived from audited
		financial statements)
Cash and marketable securities	$ 1,982,000	$ 1,657,000
Accounts receivable - trade	559,000	730,000
Inventory	1,369,000	1,358,000
Other current assets	143,000	136,000
Total current assets	4,053,000	3,881,000
Property and equipment, net	49,000	54,000

Total assets	$ 4,102,000	$ 3,935,000

Accounts payable	$ 173,000	$ 109,000
Accrued expenses and other current liabilities	327,000	326,000
Total current liabilities	500,000	435,000
Total stockholders’ equity	3,602,000	3,500,000
Total liabilities and stockholders’ equity	$ 4,102,000	$ 3,935,000

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com